SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2006

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification Number

001-32206	GREAT PLAINS ENERGY INCORPORATED	43-1916803
(A Missouri Corporation)
1201 Walnut Street
Kansas City, Missouri 64106
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

000-51873	KANSAS CITY POWER & LIGHT COMPANY	44-0308720
(A Missouri Corporation)
1201 Walnut Street
Kansas City, Missouri 64106
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Great Plains Energy Incorporated (Great Plains Energy) and Kansas City Power & Light Company (KCP&L) (Registrants) are separately filing this combined Current Report on Form 8-K (Report). Information contained herein relating to an individual Registrant is furnished by such registrant on its own behalf. Each Registrant makes representations only as to information relating to itself.

Item 8.01	Other Events

On February 1, 2006, KCP&L filed a rate increase request with the Kansas Corporation Commission (KCC), requesting an additional $42.3 million in annual revenues. KCP&L reached a negotiated settlement of its request with certain parties to the rate proceedings, and filed on September 29, 2006, a Stipulation and Agreement (Agreement) containing the settlement with the Kansas Corporation Commission (KCC). The filing of the Agreement was reported in the Current Report on Form 8-K filed by the Registrants on October 2, 2006. On December 4, 2006, the KCC issued its order (Order) approving the Agreement in its entirety. Any party may file a petition for reconsideration within 15 days of service of the order.

The Order approves a $29 million increase in annual revenues effective January 1, 2007, with $4 million of that amount resulting from additional depreciation to help maintain cash flow levels. The Order also approves various accounting and other matters, including but not limited to: (i) establishing for regulatory purposes annual pension cost for the period beginning January 1, 2007, of approximately $42.6 million ($19.6 million on a Kansas jurisdictional basis) through the creation of a regulatory asset or liability, as appropriate; (ii) establishing, effective January 1, 2006, a regulatory asset or liability as appropriate for costs arising from defined benefit plan settlements and curtailments which will be amortized over a five-year period beginning with the effective date of rates approved in KCP&L’s next rate case; (iii) setting at 8.5% the equity rate for the equity component of the allowance for funds used during construction rate calculation for Iatan 2; and (iv) the filing by KCP&L of an energy cost adjustment (ECA) clause in its next rate case, to be filed no later than March 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ENERGY INCORPORATED

/s/Terry Bassham

Terry Bassham
Executive Vice President- Finance & Strategic Development and Chief Financial Officer

KANSAS CITY POWER & LIGHT COMPANY

/s/Terry Bassham

Terry Bassham
Chief Financial Officer

Date: December 5, 2006